                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


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                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
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                      NATIONWIDE FINANCIAL SERVICES, INC.
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


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   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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Nationwide Logo
           Nationwide Financial Services, Inc.
           One Nationwide Plaza
           Columbus, Ohio 43215

                                               March 31, 1998

Dear Nationwide Financial Services, Inc. Stockholder:

You are cordially invited to attend the Annual Meeting of the stockholders of Nationwide Financial Services, Inc. (the "Company") on May 13, 1998. The meeting will begin at 1:30 p.m. at the office of the Company at One Nationwide Plaza, Columbus, Ohio.

The official Notice of Meeting, Proxy Statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the Proxy Statement.

The vote of every stockholder is important. Please sign, date and promptly mail your proxy. The Board of Directors and management look forward to greeting those stockholders who are able to attend.

                                               Sincerely,

                                               /S/ Dimon R. McFerson
                                               Dimon R. McFerson
                                               Chairman and Chief Executive
                                               Officer--
                                               Nationwide Insurance Enterprise

                                Nationwide Logo

                      NATIONWIDE FINANCIAL SERVICES, INC.
                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 31, 1998

To The Stockholders Of Nationwide Financial Services, Inc.:

     The Annual Meeting of stockholders of Nationwide Financial Services, Inc. (the "Company") will be held at 1:30 p.m. on May 13, 1998, at One Nationwide Plaza, Columbus, Ohio for the following purposes:

          (1) To elect the Class I Directors to serve until the expiration of their terms and until their successors are elected; and

          (2) To transact such other business as may properly come before the Annual Meeting.

     For further information on the individuals nominated as directors you are urged to read the Proxy Statement.

                                                  By Order of the Board of
                                                  Directors,

                                                  Dennis W. Click
                                                  Vice President and Secretary

                                Nationwide Logo

                      NATIONWIDE FINANCIAL SERVICES, INC.
                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215

                                PROXY STATEMENT

GENERAL

     This Proxy Statement (the "Proxy Statement") is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Nationwide Financial Services, Inc. (the "Company") for the Annual Meeting of Stockholders of the Company to be held on May 13, 1998, at 1:30 p.m. (the "Annual Meeting"). Only stockholders of record at the close of business on March 16, 1998, are entitled to notice of and to vote at the Annual Meeting. The Annual Meeting will be held at the office of the Company at One Nationwide Plaza, Columbus, Ohio.

     Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. A stockholder may revoke a proxy, prior to the vote being taken at the meeting, by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the meeting.

     A copy of the Company's Annual Report for the fiscal year ended December 31, 1997, is being mailed to the stockholders together with the Proxy Statement on March 31, 1998.

SOLICITATION

     The cost of the solicitation of the proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, or by other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made by the Company with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

VOTING

     The Company has two classes of common stock entitled to vote upon matters submitted to a vote at the Annual Meeting. The Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), is entitled to one vote per share. The Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), is entitled to ten votes per share. Proposals submitted to a vote of stockholders will be voted on by the holders of Class A Common Stock and Class B Common Stock voting together as a single class.

     Under the Company's Bylaws and Section 216 of the Delaware Corporation Law, a majority of the shares of Common Stock, present in person or represented by proxy, including abstentions and broker non-votes, constitutes a quorum for the purposes of the Annual Meeting. Directors are elected by a plurality of the votes cast at the Annual Meeting. In the election of directors, stockholders may cast votes for, or withhold votes from, any nominee; votes that are withheld will not be included in the vote and will not affect the outcome.

     At the close of business on March 16, 1998, the Company had outstanding 23,783,136 shares of Class A Common Stock and 104,745,000 shares of Class B Common Stock. As of such date, Nationwide Corporation owned all of the outstanding shares of Class B Common Stock, which represents approximately 98.1% of the combined voting control of the Company. Therefore, Nationwide Corporation controls the corporate actions that require stockholder approval, including, among other things, the election of the directors. Nationwide Corporation has advised the Company that it intends to vote its shares in favor of Messrs. Brocksmith, Holloway, Patterson and Prothro.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following tables set forth certain information regarding beneficial ownership of (i) each person who is known by the Company to be the beneficial owner of more than five percent of either class of Common Stock, (ii) each director and nominee for director, (iii) each of the Named Executive Officers (as defined herein) and (iv) all of the directors and executive officers of the Company as a group. The Class B Common Stock is convertible into Class A Common Stock at any time by the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock has ten votes for each share of Class A Common Stock.

                              CLASS A COMMON STOCK

NAME AND ADDRESS OF                                        AMOUNT AND NATURE OF
BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP         PERCENT OF CLASS
----------------                                      -------------------------------   ----------------
Neuberger & Berman, LLC(1)..........................             1,459,000                    6.13%
605 Third Street New York, NY 10158
Morgan Stanley, Dean Witter.........................             1,230,300                    5.17%
Discover & Co.(2) 1585 Broadway New York, NY 10036
Warburg Pincus Counselors, Inc.(3)..................             1,216,000                    5.11%
466 Lexington Ave. New York, NY 10015
The Travelers Group(4)..............................             1,211,000                    5.09%
1 Tower Square Hartford, CT 06183

---------

(1) Based on a Schedule 13G dated February 10, 1998, Neuberger & Berman, LLC reported sole voting power with respect to 167,900 shares, shared power to vote or direct the vote for 1,274,800 shares, and shared dispositive power with respect to 1,459,000 shares.

(2) Based on a Schedule 13G dated February 12, 1998, Morgan Stanley Dean Witter Discover & Co. and certain of its subsidiaries reported shared voting power with respect to 957,800 shares and shared dispositive power with respect to 1,230,300 shares.

(3) Based on Schedule 13F dated January 12, 1998, Warburg Pincus Counselors, Inc. reported shared voting and dispositive power with respect to 1,216,000 shares.

(4) Based on Schedule 13F dated February 12, 1998, The Travelers Group and certain of its subsidiaries reported shared voting and dispositive power with respect to 1,211,000 shares.

            SECURITY OWNERSHIP OF MANAGEMENT AS OF JANUARY 31, 1998

NAME OF                                                       AMOUNT AND NATURE OF
BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP   PERCENT OF CLASS
----------------                                              --------------------   ----------------
Dimon R. McFerson...........................................         73,437(3)              --(1)
Joseph J. Gasper............................................         29,876(3)              --(1)
James G. Brocksmith, Jr.(2).................................          9,197(3)              --(1)
Charles L. Fuellgraf, Jr....................................          9,443(3)              --(1)
Henry S. Holloway(2)........................................          4,443(3)              --(1)
Lydia Micheaux Marshall.....................................          1,776(3)              --(1)
Donald L. McWhorter.........................................          1,776(3)              --(1)
David O. Miller.............................................          3,385(3)              --(1)
James F. Patterson(2).......................................          3,443(3)              --(1)
Gerald D. Prothro(2)........................................          1,776(3)              --(1)
Arden L. Shisler............................................          4,443(3)              --(1)
James E. Brock..............................................         18,465(3)              --(1)
Richard A. Karas............................................         19,044(3)              --(1)
Harvey S. Galloway, Jr......................................         11,405(3)              --(1)
Directors and Executive Officers as a Group (Total of 31)...        291,612(4)              --(1)

---------

(1) Less than one percent.

(2) Indicates the nominees for Class I directors

(3) Total includes options that may be exercised within 60 days for the following persons: McFerson--13,333 shares, Gasper--10,000 shares, Fuellgraf--667 shares, Holloway--667 shares, Miller--667 shares, Patterson--667 shares, Shisler--667 shares, Brock--2,500 shares, Karas--3,333 shares and Galloway--2,500 shares.

(4) Total includes options that may be exercised within 60 days. The aggregate number of options exercisable within 60 days is 64,167.

                            CLASS B COMMON STOCK(1)

                    NAME AND ADDRESS OF                       AMOUNT AND NATURE OF   PERCENT
                      BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP   OF CLASS
                      ----------------                        --------------------   --------
Nationwide Corporation......................................      104,745,000          100%
One Nationwide Plaza Columbus, Ohio 43215

---------

(1) As of March 16, 1998, Nationwide Corporation was the beneficial owner of 100% of the Class B Common Stock, which, because of its ten to one voting control, represents approximately 98.1% of the combined voting control of the Company.

ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of eleven directors, divided into three classes. The initial term of the Class I Directors (the "Class I Directors") will expire at the Annual Meeting to be held in 1998, the initial term of the Class II Directors (the "Class II Directors") will expire at the annual meeting of stockholders in 1999 and the initial term of the Class III Directors (the "Class III Directors") will expire at the annual meeting of stockholders in 2000. Messrs. Brocksmith, Holloway, Patterson and Prothro are Class I

Directors, Messrs. Fuellgraf, McFerson, McWhorter and Shisler are Class II Directors and Messrs. Gasper and Miller and Ms. Marshall are Class III Directors. At each annual meeting of stockholders, directors will be elected for a three-year term to succeed the directors whose terms are then to expire.

     The names of the nominees for the Class I Directors and the Class II Directors and the Class III Directors who will continue in office after the Annual Meeting until the expiration of their terms, together with certain information regarding them, are as follows:

                         NOMINEES FOR CLASS I DIRECTORS

                                                                                        YEAR TERM
                         NAME                            AGE   DIRECTOR SINCE  CLASS   WILL EXPIRE
                         ----                            ---   --------------  -----   -----------
James G. Brocksmith, Jr................................  57     April 1997       I        2001(1)
Henry S. Holloway......................................  65    November 1996     I        2001(1)
James F. Patterson.....................................  56    November 1996     I        2001(1)
Gerald D. Prothro......................................  55    February 1997     I        2001(1)

---------

(1) The date is if elected at the Annual Meeting in 1998.

                               CLASS II DIRECTORS

                                                                                        YEAR TERM
                         NAME                            AGE   DIRECTOR SINCE  CLASS   WILL EXPIRE
                         ----                            ---   --------------  -----   -----------
Charles L. Fuellgraf, Jr...............................  66    November 1996    II        1999
Dimon R. McFerson......................................  61    November 1996    II        1999
Donald L. McWhorter....................................  62    February 1997    II        1999
Arden L. Shisler.......................................  56    November 1996    II        1999

                              CLASS III DIRECTORS

                                                                                        YEAR TERM
                         NAME                            AGE   DIRECTOR SINCE  CLASS   WILL EXPIRE
                         ----                            ---   --------------  -----   -----------
Joseph J. Gasper.......................................  54    November 1996    III       2000
Lydia Micheaux Marshall................................  49    February 1997    III       2000
David O. Miller........................................  59    November 1996    III       2000

     DIMON R. MCFERSON has been Chief Executive Officer of the Nationwide Insurance Enterprise since December 1992. He has been Chairman and Chief Executive Officer--Nationwide Insurance Enterprise of the Company since December 1996 and a director of the Company since November 1996. Mr. McFerson has been a director of Nationwide Life Insurance Company and Nationwide Mutual Insurance Company since April 1988 and Chairman and Chief Executive Officer--Nationwide Insurance Enterprise of Nationwide Life Insurance Company and Nationwide Mutual Insurance Company since April 1996. Previously he was elected Chief Executive Officer of Nationwide Life Insurance Company in December 1992, and President and Chief Executive Officer--Nationwide Insurance Enterprise of Nationwide Life Insurance Company in December 1993. He was President and General Manager of Nationwide Mutual Insurance Company from April 1988 to April 1991; President and Chief Operating Officer of Nationwide Mutual Insurance from April 1991 to December 1992; and President and Chief Executive Officer of Nationwide Mutual Insurance from December 1992 to April 1996. Mr. McFerson has been with the Nationwide Insurance Enterprise for 18 years.

     JOSEPH J. GASPER has been President and Chief Operating Officer of the Company since December 1996 and a director of the Company since November 1996. Mr. Gasper has been President and Chief Operating Officer of Nationwide Life Insurance Company and director since April 1996. Previously, he was Executive Vice President--Property/Casualty Operations of Nationwide Mutual Insurance Company from April 1995 to April 1996. He was Senior Vice President--Property/Casualty Operations of Nationwide Mutual Insurance Company from September 1993 to April 1995. Prior to that time, Mr. Gasper held numerous positions within the Nationwide Insurance Enterprise. Mr. Gasper has been with the Nationwide Insurance Enterprise for 31 years.

     JAMES G. BROCKSMITH, JR. has been a director of the Company since April 1997. Mr. Brocksmith retired from KPMG Peat Marwick LLP in January 1997, where he was the Chief Operating Officer and Deputy Chairman. Mr. Brocksmith was employed at KPMG Peat Marwick LLP for 32 years.

     CHARLES L. FUELLGRAF, JR. has been a director of the Company since November 1996. Mr. Fuellgraf has been Chief Executive Officer of Fuellgraf Electric Company, an electrical contractor, of Butler, Pennsylvania and Nashville, Tennessee since 1986. He serves on the board of directors of several companies of the Nationwide Insurance Enterprise.

     HENRY S. HOLLOWAY has been a director of the Company since November 1996. Mr. Holloway has been a farm owner and operator in Darlington, Maryland since 1959. He is Chairman of the Board of Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company and Nationwide Corporation and serves on the board of directors of several companies of the Nationwide Insurance Enterprise. He is also a director of the National Cooperative Business Association and the Forest Hill State Bank.

     LYDIA MICHEAUX MARSHALL has been a director of the Company since February 1997. Ms. Marshall has been a partner of Rockport Capital Incorporated since September 1997. Previously, she was Executive Vice President, Marketing of the Student Loan Marketing Association ("Sallie Mae"), in Washington D.C., from November 1993 to September 1997. Previously, she was Senior Vice President, Marketing of Sallie Mae from January 1991 to November 1993. Prior to that time, Ms. Marshall held several positions with Sallie Mae and Citicorp. She is Chair of the Board of CARE (Cooperative for American Relief Everywhere).

     DONALD L. MCWHORTER has been a director of the Company since February 1997. Mr. McWhorter retired from Banc One Corporation in April 1995, after serving as President and Chief Operating Officer of Banc One Corporation since April 1992. Previously, he was Chairman and Chief Executive Officer of Banc One Ohio from July 1989 to April 1992. Prior to that time, Mr. McWhorter held several positions with Banc One Corporation.

     DAVID O. MILLER has been a director of the Company since November 1996. Mr. Miller has been a farm owner and land developer since 1962. He is the President of the Owen Potato Farm Inc. and is a partner of M&M Enterprises in Licking County, Ohio. He is Chairman of the Board of the Wausau Insurance Companies and serves on the board of directors of several companies of the Nationwide Insurance Enterprise. He is also a director of the National Cooperative Business Association.

     JAMES F. PATTERSON has been a director of the Company since November 1996. Mr. Patterson has operated the Patterson Fruit Farm in Chesterland, Ohio since 1964 and has been the President of Patterson Farms, Inc. since December 1991. He is Chairman of the Board of Nationwide Mutual Fire Insurance Company. He serves on the board of directors of several companies of the Nationwide Insurance Enterprise. He is also a trustee of The Ohio State University and serves on the board of directors of the University Hospitals Health System in Cleveland, Ohio and Geauga Hospital, Inc. in Chardon, Ohio.

     GERALD D. PROTHRO has been a director of the Company since February 1997. Mr. Prothro has announced his retirement from International Business Machines effective April 30, 1998. Mr. Prothro has been Vice President, Corporate Strategy since January 1998 of International Business Machines Corporation. Previously, he was the Vice President and Chief Information Officer of International Business Machines Corporation since April 1994. Prior to that, he was Vice President, Information and Telecommunications Systems of International Business Machines Corporation from June 1992 to April 1994. Mr. Prothro has also held several positions with International Business Machines Corporation. He is a director of National Technological University and a member of the Review and Priority Board of Lehigh University/Iacocca Institute. He is also a trustee of Howard University.

     ARDEN L. SHISLER has been a director of the Company since November 1996. Mr. Shisler has been President and Chief Executive Officer of K & B Transport, Inc., a trucking firm in Dalton, Ohio since January 1992. Previously, he was Chief Operating Officer of K & B Transport, Inc. from April 1986 to January 1992. Prior to that time, Mr. Shisler held several positions with K & B Transport, Inc. He is Chairman of the Board of

Nationwide Mutual Insurance Company and serves on the board of directors of several companies of the Nationwide Insurance Enterprise. He is also a director of the National Cooperative Business Association.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The full Board of Directors met eight times during 1997. During 1997, the Board of Directors had a standing Audit Committee (the "Audit Committee"), Compensation Committee (the "Company Compensation Committee") and Executive Committee (the "Executive Committee"). The Board of Directors does not have a standing nominating committee.

     AUDIT COMMITTEE

     The Audit Committee currently consists of three directors, none of whom is an officer or employee of the Company. Ms. Marshall and Messrs. McWhorter and Prothro are the members of such committee. The Audit Committee recommends to the Board of Directors the selection of independent certified public accountants to audit annually the books and records of the Company, reviews the activities and the reports of the independent certified public accountants, and reports the results of such review to the Board of Directors. The Audit Committee also considers the adequacy of the Company's internal controls and internal auditing methods and procedures. The Audit Committee met twice in 1997.

     COMPANY COMPENSATION COMMITTEE

     The Company Compensation Committee currently consisting of four directors, none of whom is an officer or employee of the Company, which, as authorized by the Board of Directors, makes determinations with respect to non-cash compensation to officers, directors and employees of the Company, including grants, options and awards under the LTEP (hereinafter defined). Messrs. Brocksmith, Fuellgraf, McWhorter and Miller are the members of such committee. The Company Compensation Committee met once in 1997.

     EXECUTIVE COMMITTEE

     The Executive Committee currently consisting of six directors, which, to the extent authorized by the Board of Directors, in the interim between meetings of the Board of Directors, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Messrs. Fuellgraf, Holloway, McFerson, Miller, Patterson and Shisler are the members of such committee. The committee did not meet during 1997.

     DIRECTOR COMPENSATION

     Directors of the Company who are not employees of the Company or its affiliates receive an annual retainer of $50,000. Pursuant to the Nationwide Financial Services, Inc. Stock Retainer Plan for Non-Employee Directors, the annual retainer will be paid (i) $25,000 in cash and (ii) in shares of Class A Common Stock having an aggregate market value of $25,000 as of the date of payment. In addition, the Company reimburses directors for reasonable travel expenses incurred in attending meetings of the Board of Directors and committees thereof.

     In addition, some directors of the Company who are not employees of the Company or its affiliates may also receive compensation for service on the boards of directors of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. For the fiscal year ended December 31, 1997, Messrs. Fuellgraf, Holloway, Miller, Patterson and Shisler received $16,905, $19,266, $21,605, $17,256 and $19,090 respectively, for service to such companies.

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain a deferred compensation program applicable to non-employee members of their boards of directors (the "Directors' Deferred Compensation Program"). Each director who has been elected to the board of directors at least twice and has served for at least three years on the board of directors of a participating company is entitled to monthly payments, following termination of his or her service on the board of directors, of a monthly amount equal to the monthly director's fee being received by that director at the time of his or her retirement from the board of directors. The number of monthly payments will equal the number of months the individual served on the board of directors. Messrs. Fuellgraf, Holloway, Miller, Patterson and

Shisler, non-employee members of the Board of Directors of the Company, are also non-employee members of the board of directors of Nationwide Life Insurance Company.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The Company was incorporated in November of 1996. Pursuant to the Cost Sharing Agreement (hereinafter defined), the salaries and benefits of certain officers and employees of the Company and its subsidiaries, including the Named Executive Officers (hereinafter defined), will be paid by Nationwide Mutual Insurance Company and reimbursed in accordance with the terms of the Cost Sharing Agreement. See "Certain Transactions."

     The following table provides certain information concerning compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers (the "Named Executive Officers") as of the last fiscal year, for the last two fiscal years ended December 31, 1997 and 1996 solely for services rendered to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                                                           ---------------------------------
                                                                                   AWARDS            PAYOUTS
                                                                           -----------------------   -------
                                              ANNUAL COMPENSATION                         UNDER-
                                        --------------------------------                  LYING
                                                               OTHER       RESTRICTED   SECURITIES
                                                               ANNUAL        STOCK       OPTIONS/     LTIP      ALL OTHER
           NAME AND                     SALARY     BONUS    COMPENSATION    AWARD(S)       SARS      PAYOUTS   COMPENSATION
      PRINCIPAL POSITION         YEAR      $         $           $             $            #           $           $
      ------------------         ----   -------   -------   ------------   ----------   ----------   -------   ------------
Dimon R. McFerson:.............  1997   381,717   111,780(2)          (4)   907,147(10)    40,000    207,000(5)    21,751(9)
  Chairman and Chief Executive   1996   324,790    71,820(3)          (4)                            252,548(8)    14,482(6)
  Officer--Nationwide Insurance
    Enterprise(1)
Joseph J. Gasper:..............  1997   358,066    97,250(2)          (4)   396,563(10)    30,000    155,600(5)    18,155(9)
  President and Chief            1996   232,959    48,425(3)          (4)                            169,763(8)    10,684(6)
  Operating Officer(7)
Harvey S. Galloway, Jr.:.......  1997   258,520    70,200(2)          (4)   150,494(10)     7,500     78,000(5)    14,243(9)
  Senior Vice President-Chief    1996   247,520    57,057(3)          (4)                            148,200(8)    11,769(6)
  Actuary--Life and Annuities
Richard A. Karas:..............  1997   246,058    72,900(2)          (4)   167,508(10)    10,000     81,000(5)    13,020(9)
  Senior Vice President--Sales-  1996   216,905    52,437(3)          (4)                            115,362(8)     9,855(6)
    Financial Services
James E. Brock:................  1997   226,751    61,190(2)          (4)   140,859(10)     7,500     68,100(5)    12,292(9)
  Senior Vice                    1996   217,520    50,127(3)          (4)                            130,100(8)    10,259(6)
    President--Corporate
    Development

---------

 (1) Figures in the table, other than Long Term Compensation Awards, represent compensation received by Mr. McFerson solely for his services rendered to the Company and its subsidiaries as allocated pursuant to a Cost Sharing Agreement. See "Certain Transactions."

 (2) Represents the amount received by the Named Executive Officers under the MIP (hereinafter defined) in 1998 for the 1997 award year.

 (3) Represents the amount received by the Named Executive Officers under the MIP in 1997 for the 1996 award year.

 (4) Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.

 (5) Represents the amount received by the Named Executive Officers under the EIP (hereinafter defined) in 1998 for the award period 1995 to 1997.

 (6) Represents contributions made or credited by the Company in 1996 under the Savings Plan (hereinafter defined) and the DC Supplemental Plan (hereinafter defined). The following are the amounts for the Savings Plan and the DC Supplemental Plan: McFerson $1,575 for the Savings Plan and $12,907 for the DC Supplemental Plan; Gasper $3,465 for the Savings Plan and $7,219 for the DC Supplemental Plan; Galloway $4,500 for the Savings Plan and $7,269 for the DC Supplemental Plan; Karas $4,500 for the Savings Plan and $5,355 for the DC Supplemental Plan; and Brock $4,500 for the Savings Plan and $5,795 for the DC Supplemental Plan.

 (7) Represents compensation received by Mr. Gasper solely for his services rendered to the Company in 1996 as allocated pursuant to a Cost Sharing Agreement. Prior to April 1996, Mr. Gasper was the Executive Vice President--Property/Casualty Operations of Nationwide Mutual Insurance Company and received compensation from Nationwide Mutual Insurance Company and its property/ casualty insurance subsidiaries for services rendered to such companies. Such compensation is not reflected in the table.

 (8) Represents the amount received by the Named Executive Officers under the EIP in 1997 for the award period 1994 to 1996, and the SPIP (hereinafter defined) in 1997 for the award period 1993 to 1996.

 (9) Represents contributions made or credited by the Company in 1997 under the Savings Plan and the DC Supplemental Plan. The following are the amounts for the Savings Plan and the DC Supplemental Plan: McFerson $2,142 for the Savings Plan and $19,609 for the DC Supplemental Plan; Gasper $4,760 for the Savings Plan and $13,395 for the DC Supplemental Plan; Galloway $4,760 for the Savings Plan and $9,483 for the DC Supplemental Plan, Karas $4,760 for the Savings Plan and $8,260 for the DC Supplemental Plan; Brock $4,760 for the Savings Plan and $7,532 for the DC Supplemental Plan.

(10) The following are the number of shares and value of the restricted stock at the end of the last fiscal year for: McFerson--38,602 shares, at a value of $1,394,497; Gasper--16,875 shares, at a value of $609,609; Galloway--6,404 shares, at a value of $231,345; Karas--7,128 shares, at a value of $257,499 and Brock--5,994 shares, at a value of $216,533.

     EXECUTIVE INCENTIVE PLAN

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Executive Incentive Plan (the "EIP"). Under the EIP, annual payments are made to the Named Executive Officers and certain other officers of the participating companies based on the achievement of measures tied to the performance of the Nationwide Mutual Insurance Company and its subsidiaries and affiliates (the "Nationwide Insurance Enterprise") and the relevant operating company over the preceding three years. Performance measures are based on profitability and growth objectives which are established in advance by the Board of Directors of the participating company. Under the EIP, the participant will be granted a target incentive amount that represents a percentage (from 5% to 25% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant will range from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

     MANAGEMENT INCENTIVE PLAN

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Management Incentive Plan (the "MIP"). Under the MIP, annual payments are made to the Named Executive Officers and certain other management employees of the participating companies based on the achievement of measures tied to the performance of the Nationwide Insurance Enterprise, the relevant operating company, the relevant business unit and the individual participant over the preceding year. Performance measures are based on profitability, growth, expense management and key strategic objectives which are established in advance. Under the MIP, the participant will be granted a target incentive amount that represents a percentage (from 5% to 15% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant under the MIP will range from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

     SUSTAINED PERFORMANCE INCENTIVE PLAN

     Prior to 1997, Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintained the Sustained Performance Incentive Plan (the "SPIP"). Under the SPIP, payments were made to the Named Executive Officers and other senior officers of the participating companies in each odd-numbered calendar year based on the achievement of measures tied to the performance of the Nationwide Insurance Enterprise over the preceding four years. Performance measures were based on profitability, growth and strategic objectives for the Nationwide Insurance Enterprise which were established in advance by the Boards of Directors of the participating companies. Under the SPIP, participants were granted target incentive amounts that represented a percentage (10% to 20% depending on the participant's position within the participating company) of the sum of the participant's base salary for the last two years of the performance cycle. The actual amount received by the participant ranged from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

     Nationwide Mutual Insurance Company and the participating subsidiaries and affiliates terminated the SPIP at the close of calendar year 1996. A payment under the SPIP was made in 1997, covering performance measured for the period from 1993 to 1996. Such payment was made in cash as provided in the SPIP. To facilitate the termination of the SPIP, the performance measurement period for 1995 to 1998 was closed at the end of calendar year 1996. Payments made in 1997 for such performance measurement period were made in shares of restricted stock of the Company under the Company's 1996 Long-Term Equity Compensation Plan. Messrs. McFerson, Gasper, Galloway, Karas and Brock received 23,602, 6,875, 3,404, 3,128 and 2,994 shares of restricted stock, respectively.

     DEFERRED COMPENSATION PROGRAM

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain a deferred compensation program (the "Officers' Deferred Compensation Program") pursuant to which officers of participating companies may elect to defer payment of amounts otherwise payable to them. An eligible officer is permitted to enter into a deferral agreement pursuant to which such officer may annually elect to defer a portion of his or her salary or incentive compensation earned under the MIP or EIP during the following year. Any such election is effective prospectively. Amounts deferred under the Officers' Deferred Compensation Program will generally be payable in annual installments beginning in January of the calendar year following the calendar year in which the officer terminates employment. Amounts deferred under the Officers' Deferred Compensation Program are credited with interest. The interest rate is based on the fixed rate option in the Savings Plan.

     SAVINGS PLAN

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Nationwide Insurance Enterprise Savings Plan (the "Savings Plan"), a qualified profit-sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating companies within the Nationwide Insurance Enterprise. Under the Savings Plan, participants who are not residents of Puerto Rico may elect to contribute between 1% and 22% of their compensation to accounts established on their behalf under the Savings Plan in the form of voluntary salary reductions on a pretax basis and participants who are residents of Puerto Rico may make contributions on an after-tax basis. The participating companies are obligated to make matching employer contributions, for the benefit of their participating employees, at the rate of 70% of the first 2% of compensation deferred or contributed to the Savings Plan by each employee, and 40% of the next 4% of compensation deferred or contributed by each employee to the Savings Plan. All amounts contributed to the Savings Plan are held in a separate account for each participant and are invested in one or more funds made available under the Savings Plan and selected by the participant. Normally, a participant receives the value of his or her account upon termination of employment, although a participant may withdraw all or a part of the amounts credited to his or her accounts during employment under certain circumstances including attainment of age 59 1/2, or receive a loan of a portion of his or her account balance. Under the Savings Plan, a participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals (and earnings on those deferrals) or after-tax contributions (and earnings on those contributions), as applicable. A participant is vested in amounts attributable to employer matching contributions (and earnings on those contributions) over a period of five years.

     SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain an unfunded, nonqualified defined contribution supplemental benefit plan, the Nationwide Insurance Enterprise Supplemental Defined Contribution Plan (the "DC Supplemental Plan"), which provides benefits, equal to employer matching contributions that would have been made under the Savings Plan for the participants, in the absence of the IRC Section 401(a)(17) limitation on compensation that can be considered and the IRC Section 402(g) limitation on amounts that can be deferred under the Savings Plan reduced by actual employer matching contributions made to the Savings Plan. Participants are limited to those officers earning in excess of $160,000 annually. Benefits under the DC Supplemental Plan vest at the same time as employer matching contributions vest under the Savings Plan.

LONG-TERM EQUITY COMPENSATION PLAN

     The Board of Directors of the Company has adopted the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (the "LTEP"). The purpose of the LTEP is to benefit the stockholders of the

Company by encouraging high levels of performance by selected officers, directors and employees of the Company and certain of its affiliates, attracting and retaining the services of such individuals and aligning the interests of such individuals with those of the stockholders.

     The LTEP grants the Company Compensation Committee, which will administer the LTEP, flexibility in creating the terms and restrictions deemed appropriate for particular awards as facts and circumstances warrant. The LTEP is intended to constitute a nonqualified, unfunded, unsecured plan for incentive and deferred compensation and is not intended to be subject to any requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The LTEP is intended to satisfy the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and awards under the LTEP which are performance-based are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code ("IRC").

     The LTEP provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and non-qualified stock options, for shares of Class A Common Stock; (ii) stock appreciation rights ("SARs"), either in tandem with stock options or freestanding; (iii) restricted stock; and (iv) performance awards. Any stock option granted in the form of an incentive stock option must satisfy the applicable requirements of
Section 422 of the IRC. Awards may be made to the same person on more than one occasion and may be granted singly, in combination or in tandem as determined by the Company Compensation Committee.

     The LTEP was effective as of December 11, 1996. No awards may be granted under the LTEP after December 11, 2006, and the LTEP may be terminated by the Board of Directors of the Company prior to such date. In the event of expiration or earlier termination of the LTEP, the LTEP will remain in effect until such time as all awards granted thereunder have been satisfied or have expired. No new awards may be made under the LTEP after its expiration or termination.

         LONG-TERM INCENTIVE PLANS ("LTIP")-AWARDS IN LAST FISCAL YEAR

                                                                    ESTIMATED FUTURE PAYOUTS UNDER NON-
                                             PERFORMANCE OR               STOCK PRICE-BASED PLANS
                                              OTHER PERIOD         --------------------------------------
                                            UNTIL MATURATION       THRESHOLD        TARGET        MAXIMUM
                   NAME                        OR PAYOUT              ($)            ($)            ($)
                   ----                     ----------------       ---------       --------       -------
Dimon R. McFerson.........................     1997-1999            19,355         103,500        207,000
Joseph J. Gasper..........................     1997-1999            14,977          77,800        155,600
Harvey S. Galloway, Jr....................     1997-1999            13,000          39,000         78,000
Richard A. Karas..........................     1997-1999            13,500          40,500         81,000
James E. Brock............................     1997-1999            11,350          34,050         68,100

     The LTIP Table above reflects participation of each Named Executive Officers in the EIP for the performance cycle of January 1, 1997 through December 31, 1999. For Messrs. McFerson and Gasper, payment is based upon the executive's base salary at the end of the three-year performance cycle, a predetermined percentage of that salary, and the achievement of specified levels of Return on Equity of the Company, and Trade Combined Ratio and Net Written Premium Growth of the Nationwide Insurance Enterprise over the three-year period. The threshold amount will be earned if approximately 94% of the targeted Return on Equity of the Company and a minimal specified level of a combination of the Trade Combined Ratio and Net Written Premium Growth of the Nationwide Insurance Enterprise are achieved for the three-year period. The target amount will be earned if 100% of the targeted Return on Equity of the Company and a targeted specified level of a combination of the Trade Combined Ratio and Net Written Premium Growth of the Nationwide Insurance Enterprise is achieved for the three-year period. The maximum amount will be earned if approximately 119% of the targeted Return on Equity of the Company and a maximum specified level of a combination of the Trade Combined Ratio and Net Written Premium Growth of the Enterprise are achieved for the three-year period. For Messrs. Brock, Karas and Galloway, payment is based upon the same factors except that the performance measurement criteria used is only the Return on Equity of the Company. Base salary levels as of December 31, 1997, were used to calculate the estimated dollar value of the future payments. No payment will be made if the minimal performance results are not achieved.

  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table shows, as to the Named Executive Officers in the Summary Compensation Table, certain information concerning stock options granted during the 1997 fiscal year under the LTEP.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                              NUMBER OF        % OF TOTAL
                             SECURITIES          OPTIONS
                             UNDERLYING          GRANTED       EXERCISE PRICE OR                   GRANT DATE
                           OPTIONS GRANTED   TO EMPLOYEES IN      BASE PRICE        EXPIRATION    PRESENT VALUE
          NAME                 (#)(1)          FISCAL YEAR           $/ SH             DATE          ($)(2)
          ----             ---------------   ---------------   -----------------   -------------  -------------
Dimon R. McFerson........      40,000             16.5%              23.50         March 6, 2007     369,200
Joseph J. Gasper.........      30,000             12.4%              23.50         March 6, 2007     276,900
Harvey S. Galloway,
  Jr.....................       7,500              3.1%              23.50         March 6, 2007      69,225
Richard A. Karas.........      10,000              4.1%              23.50         March 6, 2007      92,300
James E. Brock...........       7,500              3.1%              23.50         March 6, 2007      69,225

---------

(1) One-third of the options granted become exercisable each year on the anniversary of the grant date. Options may be accelerated upon a change of control or certain other events of termination of employment.

(2) The estimated grant date present value dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments incorporated in the Black-Scholes model used to estimate the value of these options include the following:

    - An exercise price on the options equal to the fair market value of the underlying stock on the date of the grant, as listed in the table.

    - The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free rate was 6.54%.

    - Dividend yield was 1.02% representing the estimated annualized dividend paid on shares of Common Stock at the date of the grant.

    - An option term before exercise of 5 years, which represents the typical period that options are held prior to exercise.

    - Volatility of the stock price of 36.4 percent, reflecting the daily stock price volatility for the one-year period following the grant date.

    - No adjustments were made for vesting requirements, non-transferability, or risk of forfeiture.

  OPTIONS/SARS EXERCISES AND HOLDINGS

     The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options and/or SARs during 1997 and unexercised options and SARs held as of fiscal year-end December 31, 1997, under the LTEP.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                                           VALUE OF
                                                                   NUMBER OF             UNEXERCISED
                                                                  SECURITIES             IN-THE-MONEY
                                                                  UNDERLYING              OPTIONS AT
                                                                  UNEXERCISED             FY-END ($)
                                                               OPTIONS AT FY-END         EXERCISABLE/
                          NAME                             EXERCISABLE/UNEXERCISABLE    UNEXERCISABLE
                          ----                             -------------------------    --------------
Dimon R. McFerson........................................           0/40,000              0/505,000
Joseph J. Gasper.........................................           0/30,000              0/378,750
Harvey S. Galloway, Jr...................................            0/7,500               0/94,688
Richard A. Karas.........................................           0/10,000              0/126,250
James E. Brock...........................................            0/7,500               0/94,688

PENSION PLANS

  RETIREMENT PLAN

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain a qualified defined-benefit plan, the Nationwide Insurance Enterprise Retirement Plan (the "Retirement Plan"). In general, a participant's annual retirement benefit under the Retirement Plan will be equal to the sum of (i) 1.25% of the participant's Final Average Compensation times years of service (to a maximum of 35 years) and
(ii) 0.50% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (to a maximum of 35 years). Final Average Compensation, for the portion of the participant's benefit which is attributable to service on or after January 1, 1996, is the average of the highest five consecutive covered compensation amounts of the participant in the participant's last 10 years of service. For the portion of a participant's benefit attributable to service prior to January 1, 1996, Final Average Compensation is the average of the highest three consecutive covered compensation amounts of the participant in the participant's last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar-year basis and includes compensation from any member of the Nationwide Insurance Enterprise. With respect to Messrs. Gasper, Galloway, Karas and Brock, because each such officer's compensation is allocated solely to the Company and its subsidiaries, covered compensation includes the compensation listed under the headings Salary, Bonus and LTIP Payouts shown in the Summary Compensation Table. Covered compensation for Mr. McFerson includes the amount set forth under the headings Salary, Bonus and LTIP shown in the Summary Compensation Table and additional compensation amounts received for services rendered to other companies of the Nationwide Insurance Enterprise. Social Security Covered Compensation means the average of the Social Security wage bases in effect during the 35-year period ending with the last day of the year the participant attains Social Security retirement age. The portion of a participant's benefit attributable to years of service credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant's attainment of age 65, whichever is later.

     A participant becomes fully vested after the completion of five years of vesting service. The Retirement Plan generally provides for payments to or on behalf of each vested participant upon such participant's retirement on his or her normal retirement date or later, although provision is made for payment of early retirement benefits on a reduced basis commencing at age 55 for those participants with 15 or more years of vesting service or at age 62 for those with 5 or more years of vesting service. The normal retirement date under the Retirement Plan is the later of the date the participant attains age 65 or completes five years of vesting service. Death benefits are payable to a participant's spouse or, under certain circumstances, the named beneficiary, of a participant who dies with a vested benefit under the Retirement Plan or while an employee. The Retirement Plan also provides for the funding of retiree medical benefits under Section 401(h) of the IRC.

  EXCESS AND SUPPLEMENTAL PLANS

     Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain an unfunded, nonqualified defined-benefit excess benefit plan, the Nationwide Insurance Enterprise Excess Benefit Plan (the "Excess Plan") and an unfunded, nonqualified defined-benefit supplemental benefit plan pursuant to which certain participants may receive a supplemental retirement benefit, the Nationwide Insurance Enterprise Supplemental Retirement Plan (the "Supplemental Plan"). Any participant whose benefits are limited under the Retirement Plan by reason of limitations under Section 415 of the IRC on the maximum benefit that may be paid under the Retirement Plan will receive, under the Excess Plan, that portion of the benefit that he or she would have been entitled to receive under the Retirement Plan in the absence of such limitations. Officers who earn in excess of $160,000 annually, have at least 5 years of vesting service and whose benefits under the Retirement Plan are limited by reason of certain other limitations under the IRC, may receive benefits under the Supplemental Plan. Benefits under the Supplemental Plan will be the sum of (i) 1.25% of the participant's Final Average Compensation times years of service (up to a maximum of 40 years) and (ii) 0.75% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (up to a maximum of 40 years) reduced by benefits accrued under the Retirement Plan and the Excess Plan. The benefits under the Excess and Supplemental Plans vest at the same time as benefits vest under the Retirement Plan.

     The chart below indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Retirement Plan including payments made under the Excess and Supplemental Plans as a result of limitations imposed by the IRC, computed on a straight-life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three-year averaging period that applies to service accumulated prior to 1996 or the five-year period that applies to service accumulated after 1995. In actual operation, the total benefit received under the Retirement Plan (including payments made under the Excess and Supplemental Plans) would be the total of the benefit determined based on years of service earned under each method.

                                YEARS OF SERVICE

FINAL AVERAGE
COMPENSATION       15         20         25         30         35
-------------   --------   --------   --------   --------   --------
  $125,000      $ 30,615   $ 40,820   $ 51,025   $ 61,229   $ 71,434
   150,000        41,703     55,604     69,506     83,407     97,308
   175,000        49,203     65,604     82,006     98,407    114,808
   200,000        56,703     75,604     94,506    113,407    132,308
   225,000        64,203     85,604    107,006    128,407    149,808
   250,000        71,703     95,604    119,506    143,407    167,308
   300,000        86,703    115,604    144,506    173,407    202,308
   400,000       116,703    155,604    194,506    233,407    272,308
   450,000       131,703    175,604    219,506    263,407    307,308
   500,000       146,703    195,604    244,506    293,407    342,308
   600,000       176,703    235,604    294,506    353,407    412,308
   700,000       206,703    275,604    344,506    413,407    482,308
   750,000       221,703    295,604    369,506    443,407    517,308

     All Named Executive Officers have a portion of their benefit calculated based on the post-1995 definition of Final Average Compensation. As of December 31, 1995, the number of credited years of service under the Retirement Plan for Messrs. McFerson, Gasper, Galloway, Karas and Brock was 23 years, 29.5 years,
31.5 years and 26.5 years, respectively. Mr. McFerson's credited years of service include, pursuant to an agreement with Nationwide Mutual Insurance Company, 8.17 years in excess of those actually earned through employment by the Nationwide Insurance Enterprise. The benefit attributable to those additional years will be paid by Nationwide Mutual Insurance Company (not the Retirement Plan) and is reduced by the benefit payable under the retirement plan of Mr. McFerson's previous employer. Each of the Named Executive Officers earned additional years of service in 1996 and 1997, and their benefit for such years and all future years will be calculated under the new definition of Final Average Compensation. Covered compensation paid by the Company for the fiscal year ended December 31, 1997, for Messrs. McFerson, Gasper, Galloway, Karas and Brock was $563,927, $601,448, $466,778, $430,680 and $407,766, respectively.

         COMPENSATION COMMITTEE JOINT REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     On March 6, 1997, the Company began an initial public offering of shares of Class A Common Stock, in which approximately twenty percent of the Company became publicly traded. Nationwide Mutual Insurance Company through a wholly-owned subsidiary, owns approximately eighty percent of the outstanding shares of the Company. Because Nationwide Life Insurance Company is the principal operating subsidiary of the Company, the Nationwide Life Insurance Company Compensation Committee (the "Nationwide Life Compensation Committee") established all components of 1997 compensation for the Company's executive officers, with the exception of incentive grants made by the Company Compensation Committee under the LTEP.

     Mr. Dimon R. McFerson, the Company's Chairman and Chief Executive Officer--Nationwide Insurance Enterprise, serves also in the same capacity for Nationwide Life Insurance Company. Pursuant to a Cost Sharing Agreement, compensation for Mr. McFerson is allocated among the companies in the Nationwide Insurance Enterprise for whom services are performed. The amounts are paid by Nationwide Mutual Insurance Company and reimbursed by the other companies in accordance with the terms of the Cost Sharing Agreement. The 1997 compensation for Mr. McFerson reported in the compensation tables and discussed in this report is the amount allocated to the Company and its subsidiaries under the Cost Sharing Agreement and is solely for services rendered to the Company and its subsidiaries. Compensation for the other executives named in the compensation tables was not allocated and is their aggregate 1997 compensation for services rendered to the Company and its subsidiaries.

     The Nationwide Life Compensation Committee and the Company Compensation Committee are both comprised solely of non-employee directors.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Nationwide Life Compensation Committee and the Company Compensation Committee (collectively referred to herein as the "Compensation Committees") believe that the compensation program for the Company's executive officers should support the Company and the Nationwide Insurance Enterprise vision and business strategies. In addition, compensation should be determined within a competitive framework based on overall financial results, business unit results, teamwork, and individual contributions that help build value for the Company's stockholders. The primary objectives of the compensation program are to:

     - Provide a direct link between pay and performance;

     - Allocate a larger percentage of executive compensation to pay that is at-risk in order to positively influence behavior and support accountability;

     - Attract, retain and motivate top-caliber employees required for new business directions;

     - Offer total compensation opportunities that are fully competitive with the appropriate external markets in design and pay level; and

     - Emphasize the need to focus on stockholder value, in addition to providing competitive value to customers.

     As part of the overall compensation philosophy, the Compensation Committees have determined that total compensation and each of the elements that comprise total compensation (base salary, annual incentives, long-term incentives) should be targeted at the 50th percentile of the market. The Compensation Committees believe that differences in individual performance should result in significantly different levels of compensation. Therefore, individual pay delivered may be higher or lower than the 50th percentile of the market, depending on individual performance.

     Competitive market data is provided to the Compensation Committees by independent compensation consultants. This data compares the Company's and the Nationwide Insurance Enterprise's compensation practices to various groups of comparator companies. These comparator companies compete with the Company and with the Nationwide Insurance Enterprise for customers, capital, and employees, and are comparable to the Company or Nationwide Insurance Enterprise in size, scope, and business focus. This group includes both multi-line insurers and diversified financial organizations.

     The companies chosen for the compensation comparator group are not necessarily the same companies that comprise the peer group in the Performance Graph below included in this Proxy Statement. The compensation comparator group includes more companies than those in the peer group because it gives the Compensation Committees a broader data base for comparison purposes.

ELEMENTS OF 1997 EXECUTIVE COMPENSATION

     The key elements of the Company's executive compensation program are base salary, annual incentives and long-term compensation. The following discussion relates to the Company's executive officers other than Mr. McFerson whose compensation is discussed separately in the Compensation of the Chief Executive Officer.

BASE SALARIES

     Base salaries offer security to executives and allow the Company to attract competent executive talent and maintain a stable management team. They also allow executives to be rewarded for individual performance, and encourage the development of executives. Pay for individual performance rewards executives for achieving goals that may not be immediately evident in common financial measurements.

     Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity, and external pay practices.

     In determining increases to base salaries for 1997, the Nationwide Life Compensation Committee considered relevant external market data, as described above in Compensation Philosophy and Objectives. However, increases to base salaries were driven primarily by individual performance that was evaluated based on levels of individual contribution to the Company and the Nationwide Insurance Enterprise. When evaluating individual performance, the Nationwide Life Compensation Committee considered, among other things, the executive's efforts in promoting Company and Nationwide Insurance Enterprise values; continuing educational and management training; improving product quality; developing relationships with customers, suppliers, and employees; and demonstrating leadership abilities among coworkers. No specific formula was used in evaluating individual performance, and the weighting given to each factor with respect to each executive officer was within the individual discretion and judgment of each member of the Nationwide Life Compensation Committee. Base salaries for the executive officers were increased in 1997 by an average of 8.9%, a rate comparable to the median base salary increases provided at comparator companies. Executive officer salaries were established at a level that is consistent with the goals stated in Compensation Philosophy and Objectives.

ANNUAL INCENTIVE COMPENSATION

     The MIP promotes the pay-for-performance philosophy of the Compensation Committees by providing executives with direct financial rewards in the form of annual cash incentives. Awards for 1997 were based on the performance of Return on Equity and Premium Growth of the Company, and Return on Equity, Revenue Growth and Expense Management of the Nationwide Insurance Enterprise.

     Each year, the Nationwide Life Compensation Committee establishes specific performance measures for the MIP. Participants are provided a target incentive opportunity that represents a percentage of their base salary. In 1997, individual targets ranged from six to fifteen percent of base salary. Individual payouts under the MIP may range from zero to 200 percent of the individual's target incentive amount, depending on the achievement of the performance measures. For 1997, the excellent results achieved for the Return on Equity and the Premium Growth of the Company; and the Return on Equity, the Revenue Growth and the Expense Management of the Nationwide Insurance Enterprise resulted in a payout of 167 percent of target for Mr. Gasper. For 1997, the excellent results achieved for the Return on Equity and the Premium Growth of the Company resulted in payouts of 180 percent of target for Mr. Galloway, Mr. Karas and Mr. Brock. These amounts are reflected in the Bonus column in the Summary Compensation Table.

LONG-TERM INCENTIVE COMPENSATION

     In keeping with the philosophy of the Compensation Committees to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant portion of an executive's total compensation package. When determining long-term incentive award sizes, the Compensation Committees consider the executives' levels of responsibility, position within the Company or Nationwide Insurance Enterprise, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies.

     The Compensation Committees utilize the two long-term incentive plans described below. While each plan has a different objective, the plans work together in order to achieve a balance among operational and strategic goals, market pay orientation, and alignment of executive interests with that of stockholders.

     EXECUTIVE INCENTIVE PLAN

     Under the EIP, participants receive cash awards based on the achievement of measures tied to the performance of the Company and the Nationwide Insurance Enterprise over a three-year period. New performance cycles start annually. The EIP participants are granted a target incentive amount that represents a percentage (from 5% to 25%) of their base salary. Individual payouts may range from zero to 200 percent of the individual's target incentive amount, depending solely on the achievement of the performance measures.

     The EIP award paid for 1997 was based on the three-year period from 1995 to 1997. Performance was measured by the Return on Equity of the Company, and the Trade Combined Ratio and the Net Written Premium Growth of the Nationwide Insurance Enterprise. For 1995-1997, the outstanding results achieved for the Return on Equity of the Company and the Trade Combined Ratio and the Net Written Premium Growth of the Nationwide Insurance Enterprise resulted in a payout of 200 percent of target for Mr. Gasper, and 200 percent of target for Mr. Galloway, Mr. Karas and Mr. Brock. The amounts are reflected in the LTIP payout column in the Summary Compensation Table.

     Award opportunities under the EIP, which were approved by the Nationwide Life Compensation Committee for the 1997-1999 period, are reflected in the LTIP Award Table. The executive officers received target incentive amounts representing 15% to 25% of base salary. The performance measures are the same as those measured for the 1995-1997 period. These opportunities were determined consistent with the plan design described above, and the goals stated in Compensation Philosophy and Objectives.

     LONG-TERM EQUITY COMPENSATION PLAN

     The LTEP authorizes grants of stock options, stock appreciation rights, restricted stock, and performance awards. The objectives of the LTEP are to encourage high levels of performance by selected officers, directors and employees of the Company and certain of its affiliates, to attract and retain the services of such individuals, and to align the interests of such individuals with those of the stockholders.

     During March 1997, the Company Compensation Committee made grants to executive officers and others under the LTEP. Award sizes were determined based on competitive equity grant practices using the median practices at comparator companies and the individual's impact on the Company's performance and were determined consistent with the goals stated in Compensation Philosophy and Objectives. One-half of the grant was awarded in restricted stock with vesting contingent upon continued service with the Company or the Nationwide Insurance Enterprise over a three-year period. The other half was awarded in non-qualified stock options that have an exercise price equal to the fair market value of the Common Stock on the date of the option grant. Such options become exercisable in equal installments over a three-year term, and expire ten years after the date of grant. The LTEP awards were split equally between restricted stock and options in order to enhance the stock ownership of the Company's top executives at the time of the initial public offering.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Dimon R. McFerson serves as the Company's Chairman and Chief Executive Officer--Nationwide Insurance Enterprise, as well as in the same capacity for Nationwide Life Insurance Company. Except for grants made under the LTEP in March 1997 by the Company Compensation Committee, all components of Mr. McFerson's compensation for 1997 were established by the Nationwide Life Compensation Committee.

     As discussed above in the Introduction, a portion of Mr. McFerson's annual compensation is allocated to the Company for services rendered to the Company, based on the time Mr. McFerson devotes to his responsibilities with the Company. The compensation reported for Mr. McFerson in the compensation tables and discussed in this report represents amounts paid for Mr. McFerson's services as Chairman and Chief Executive Officer--Nationwide Insurance Enterprise of the Company and its subsidiaries.

     Mr. McFerson's 1997 compensation was determined pursuant to the same philosophy and objectives described earlier in this report and used for all executive officers. In determining the compensation of Mr. McFerson for 1997, the Nationwide Life Compensation Committee reviewed the strong Company and Nationwide Insurance Enterprise financial results for 1996, Mr. McFerson's superior leadership of the Nationwide Insurance Enterprise since 1992, his extensive experience in the industry, and his successful efforts in the Company's initial public offering. The portion of Mr. McFerson's base salary compensation allocated to the Company totaled $381,717 in 1997, an increase of
17.5 percent over 1996. This increase reflects both an adjustment in Mr. McFerson's annual base salary rate, and an increase in the cost allocation. In 1997, Mr. McFerson's annual base salary rate was increased by 5.3 percent. This increase positioned Mr. McFerson's base salary compensation at approximately the 50th percentile of the comparator companies.

     The portion of Mr. McFerson's annual incentive award allocated to the Company earned in 1997 under the MIP was $111,780. This award was 29.3 percent of his allocated base salary compensation, and reflected 180 percent of his target incentive. This payment was determined by the level of achievement of specified financial, operational and strategic goals as assessed by the Nationwide Life Insurance Company Board of Directors in their annual performance evaluation of Mr. McFerson.

     With regard to long-term incentive compensation, the portion of Mr. McFerson's EIP award allocated to the Company was $207,000, reflecting performance over the 1995--1997 period. This award was 54.2 percent of his allocated base salary compensation, and reflected 200 percent of his target incentive. This payment was determined by the outstanding results achieved for the Return on Equity of the Company and the Trade Combined Ratio and the Net Written Premium of the Nationwide Insurance Enterprise.

     Under the LTEP, the Company Compensation Committee granted Mr. McFerson 15,000 shares of restricted stock and 40,000 stock option shares. In making this grant, the Company Compensation Committee took into account competitive levels of long-term compensation for Chief Executive Officers of major diversified insurance and financial services organizations with similar size and scope, as well as Mr. McFerson's role in the initial public offering. In addition, the Company Compensation Committee reflected the Company's desire to have top officers build a significant personal level of stock ownership in the Company, so as to better align their interests with those of other stockholders.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the IRC provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the IRC. The Compensation Committees intend to continue increased reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Compensation Committees currently anticipate that such programs will also be designed to satisfy the requirements of Section 162(m) of the IRC with respect to the deductibility of compensation paid. However, the Compensation Committees may award compensation that is not fully deductible if the Compensation Committees determine that such award is consistent with their philosophy and in the best interests of the Company and its stockholders.

NATIONWIDE FINANCIAL SERVICES COMPENSATION COMMITTEE

David O. Miller, Chairman
James G. Brocksmith, Jr.
Charles L. Fuellgraf, Jr.
Donald L. McWhorter

NATIONWIDE LIFE INSURANCE COMPANY COMPENSATION COMMITTEE

David O. Miller, Chairman
Willard J. Engel
Fred C. Finney
Charles L. Fuellgraf, Jr.
Henry S. Holloway
Nancy C. Thomas

PERFORMANCE GRAPH

     The following graph shows a comparison of the Company's cumulative total shareholder return since its initial public offering on March 6, 1997 with the S&P 500 Composite Index and an index of peer companies selected by the Company. Companies in the peer group are the following: American General Corporation; Hartford Life, Inc.; The Equitable Companies; SunAmerica, Inc.; and Lincoln National Corporation. Companies included in the peer group have business operations similar to the Company, and are considered to be significant competitors of the Company.

     The graph plots the changes in the value of an initial $100 investment over the indicated time periods, assuming reinvestment of all dividends. Returns of the two indices have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph.

                                                   NATIONWIDE
                                                    FINANCIAL
               Measurement Period                   SERVICES,          PEER
             (Fiscal Year Covered)                    INC.             GROUP           S & P 500
3/6/97                                               100.00            100.00            100.00
3/31/97                                              109.57             90.51             94.81
6/30/97                                              114.09            110.37            111.36
9/30/97                                              119.13            124.72            119.71
12/31/97                                             154.64            139.93            123.14

                              CERTAIN TRANSACTIONS

INTERCOMPANY AGREEMENT

     The Company, Nationwide Mutual Insurance Company and Nationwide Corporation entered into an Intercompany Agreement, certain provisions of which are summarized below (the "Intercompany Agreement"). As used herein, "Nationwide Mutual Insurance Company" means Nationwide Mutual Insurance Company collectively with its subsidiaries and affiliates (other than the Company and its subsidiaries).

     NATIONWIDE MUTUAL INSURANCE COMPANY CONSENT TO CERTAIN EVENTS. The Intercompany Agreement provides that until Nationwide Mutual Insurance Company ceases to control at least 50% of the combined voting power of the outstanding voting stock of the Company, the prior written consent of Nationwide Mutual Insurance Company will be required for: (i) any consolidation or merger of the Company or any of its subsidiaries with any person (other than with a wholly-owned subsidiary); (ii) any sale, lease, exchange or other disposition or acquisition of assets by the Company or any of its subsidiaries (other than transactions to which the Company and its subsidiaries are the only parties), or any series of related dispositions or acquisitions, involving consideration in excess of $250 million; (iii) any change in the authorized capital stock of the Company or the creation of any additional class or series of capital stock of the Company; (iv) any issuance by the Company or any subsidiary of the Company of any equity securities or rights, warrants or options to purchase such equity securities, except (a) up to 2.6 million shares of Class A Common Stock pursuant to employee and director stock option, profit-sharing and other benefit plans of the Company and its subsidiaries and any options exercisable therefor, (b) shares of Class A Common Stock issued upon the conversion of any Class B Common Stock, (c) the issuance of shares of capital stock of a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company and (d) in the public offering of Class A Common Stock in March 1997; (v) the dissolution, liquidation or winding up of the Company; (vi) the amendment of the Certificate of Incorporation and certain provisions of the Bylaws affecting corporate governance; (vii) the election, removal or filling of a vacancy in the office of the Chairman or Chief Executive Officer or President of the Company; (viii) the declaration of dividends on any class or series of capital stock of the Company, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of the Class A Common Stock; (ix) capital expenditures or series of related capital expenditures of the Company or any of its subsidiaries in excess of $250 million during any period of 12 consecutive months; (x) the creation, incurrence or guaranty by the Company or any of its subsidiaries of indebtedness for borrowed money in excess of $100 million, except in connection with the Capital Securities and the Senior Notes; and (xi) any change in the number of directors on the Board of Directors of the Company, the determination of members of the Board of Directors or any committee thereof and the filling of newly created memberships and vacancies on the Board of Directors or any committee thereof.

     LICENSE TO USE NATIONWIDE NAME AND SERVICE MARKS. Pursuant to the Intercompany Agreement, Nationwide Mutual Insurance Company granted to the Company and certain of its subsidiaries a non-exclusive, nonassignable, revocable license to use the "Nationwide" trade name and certain other service marks specifically identified in the Intercompany Agreement (collectively, the "Service Marks") solely for the purpose of identifying and advertising the Company's long-term savings and retirement business and activities related to such business.

     EQUITY PURCHASE RIGHTS. The Company has agreed that, to the extent permitted by the New York Stock Exchange (the "NYSE") and so long as Nationwide Mutual Insurance Company controls at least 50% of the combined voting power of the outstanding voting stock of the Company, Nationwide Corporation may purchase its pro rata share (based on its then current percentage voting interest in the Company) of any voting equity securities to be issued by the Company (excluding any such securities offered pursuant to employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash).

     REGISTRATION RIGHTS. The Company has granted to Nationwide Corporation certain demand and "piggyback" registration rights with respect to shares of Common Stock owned by it. Nationwide Corporation has the right to request up to two demand registrations in each calendar year, but not more than four in any five-year period. Nationwide Corporation will also have the right, which it may exercise at any time and from time to time, to include the shares of Common Stock held by it in any registration of common equity securities of the Company, initiated by the Company on its own behalf or on behalf of any other stockholders of the Company. These rights are subject to certain "blackout" provisions. Such registration rights are transferable by Nationwide Corporation.

     NATIONWIDE MUTUAL INSURANCE COMPANY AGENTS. In the Intercompany Agreement, Nationwide Mutual Insurance Company has agreed to allow the Company to distribute its variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Mutual Insurance Company insurance agents. Such right is exclusive to the Company, subject to the limited right of certain other members of the Nationwide Insurance Enterprise to sell such products through the agency force, for at least five years following the Equity Offerings.

FEDERAL INCOME TAXES

     The Company is included in the consolidated United States federal income tax return for which Nationwide Mutual Insurance Company is the common parent and the Company's tax liability will be included in the consolidated federal income tax liability of Nationwide Mutual Insurance Company. The Company also may be included in certain state and local tax returns of Nationwide Mutual Insurance Company or its subsidiaries.

     The Company is a party to an agreement, with Nationwide Mutual Insurance Company and the other companies in the consolidated returns of Nationwide Mutual Insurance Company, to determine the manner in which their respective tax liabilities will be determined (the "Tax Sharing Agreement") with Nationwide Mutual Insurance Company for 1996 and subsequent years, as long as the Company is included in the consolidated federal income tax return for Nationwide Mutual Insurance Company. It will also be effective for any year in which the Company is included in a consolidated or combined state or local tax return. Under the Tax Sharing Agreement, the Company will pay to Nationwide Mutual Insurance Company amounts equal to the taxes that the Company would otherwise have to pay if the Company were to file separate federal income, or a separate state or local income or franchise, tax return (including any amounts determined to be due as a result of a redetermination of the tax liability of the consolidated or combined group of which Nationwide Mutual Insurance Company is the common parent arising from any audit or otherwise). The Company will be responsible for all taxes, including assessments, if any, for prior years with respect to all other taxes payable by the Company or any of its subsidiaries, and for all other federal, state and local taxes that may be imposed upon the Company and that are not addressed in the Tax Sharing Agreement.

     By virtue of its control of the Company and the terms of the Tax Sharing Agreement, Nationwide Mutual Insurance Company effectively controls all of the Company's tax decisions. Under the Tax Sharing Agreement, Nationwide Mutual Insurance Company will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all returns on behalf of the Company and to determine the amount of the Company's liability to (or entitlement to payment from) Nationwide Mutual Insurance Company under the Tax Sharing Agreement. This arrangement may result in conflicts of interest between the Company and Nationwide Mutual Insurance Company. For example, under the Tax Sharing Agreement, Nationwide Mutual Insurance Company may choose to consent, compromise or settle any adjustment or deficiency proposed by the relevant tax authority in a manner that may be beneficial to Nationwide Mutual Insurance Company and detrimental to the Company. Under the Tax Sharing Agreement, however, Nationwide Mutual Insurance Company is obligated to act in good faith with regard to all persons included in the applicable returns.

     The Tax Allocation Agreement may not be amended without the prior written consent of the Company.

LEGAL SERVICES

     The attorneys in the Office of General Counsel of Nationwide Mutual Insurance Company also operate as the law firm of Druen, Dietrich, Reynolds & Koogler. Pursuant to a partnership agreement, the firm limits its representation to the members of the Nationwide Insurance Enterprise. The partnership was formed to assure compliance with Ohio law that prohibits corporations from practicing law. Through a retainer arrangement, an annual retainer fee is paid by each member of the Nationwide Insurance Enterprise based upon an estimate of time spent by each attorney working on legal matters related to the respective member during the previous year. W. Sidney Druen, Senior Vice President and General Counsel of the Company, is the senior partner in such firm, and all attorneys and other employees of the firm are salaried employees of Nationwide Mutual Insurance Company. The firm applies all of its retainer fees toward office overhead under a rental and office expense agreement with Nationwide Mutual Insurance Company. For the years ended December 31, 1997 and 1996, the Company paid the firm $2.6 million and $2.0 million respectively, for legal services rendered to the Company which amounts were immediately remitted to Nationwide Mutual Insurance Company.

LEASE

     Pursuant to an arrangement between Nationwide Mutual Insurance Company and certain of its subsidiaries, the Company leases approximately 512,000 square feet of office space at One Nationwide Plaza, Two Nationwide Plaza and Three Nationwide Plaza, Columbus, Ohio, at a current market rate of $19.53 per square foot, with limited exceptions. Under the arrangement, the Company determines the amount of office space necessary to conduct its operations and leases such space from Nationwide Mutual Insurance Company, subject to availability.

For the years ended December 31, 1997 and 1996, the Company made payments to Nationwide Mutual Insurance Company and its subsidiaries totaling $9.1 million and $10.0 million, respectively, under such arrangement.

MODIFIED COINSURANCE AGREEMENTS

     Effective as of January 1, 1996, Nationwide Life Insurance Company entered into a 100% modified coinsurance agreement with Employers Life Insurance Company of Wausau. Under the agreement, Nationwide Life Insurance Company cedes to Employers Life Insurance Company of Wausau, and Employers Life Insurance Company assumes, Nationwide Life Insurance Company's nonvariable group and wholesale life insurance business and group and franchise health insurance business and any ceded or assumed reinsurance applicable to such group business. For the year ended December 31, 1997, Nationwide Life Insurance Company ceded $199.8 million of premium to Employers Life Insurance Company of Wausau.

     Effective as of January 1, 1996, Nationwide Life Insurance Company also entered into a 100% modified coinsurance agreement with Nationwide Mutual Insurance Company. Under the agreement, Nationwide Life Insurance Company cedes to Nationwide Mutual Insurance Company, and Nationwide Mutual Insurance Company assumes, Nationwide Life Insurance Company's individual accident and health insurance business and any ceded or assumed reinsurance applicable to such business. For the year ended December 31, 1997, Nationwide Life Insurance Company ceded $91.4 million of premium to Nationwide Mutual Insurance Company.

COST SHARING AGREEMENT

     Pursuant to a Cost Sharing Agreement (the "Cost Sharing Agreement") among Nationwide Mutual Insurance Company and certain of its direct and indirect subsidiaries, including the Company, Nationwide Mutual Insurance Company provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among Nationwide Mutual Insurance Company and such subsidiaries. Under such agreement, for the years ended December 31, 1997 and 1996, the Company made payments to Nationwide Mutual Insurance Company totaling $86 million and $101.6 million, respectively. Under the Cost Sharing Agreement, expenses are allocated in accordance with NAIC guidelines and are based on standard allocation techniques and procedures acceptable under general cost accounting practices.

CASH MANAGEMENT AGREEMENTS

     Nationwide Mutual Insurance Company has entered into separate Investment Agency Agreements with California Cash Management Company ("CCMC") and Nationwide Cash Management Company ("NCMC"), each an affiliate of the Company. Pursuant to the terms of such agreements, CCMC and NCMC make, hold and administer short-term investments (those maturing in one year or less) for Nationwide Mutual Insurance Company and certain of its affiliates, including Nationwide Life Insurance Company and certain of the Company's other subsidiaries. Under each agreement, expenses of CCMC or NCMC, as the case may be, are allocated pro rata among the participants based upon the participant's ownership percentage of total assets held by CCMC or NCMC. For the years ended December 31, 1997 and 1996, the Company paid CCMC and NCMC fees and expenses totaling $46,350 and $112,600, respectively, under such agreements.

REPURCHASE AGREEMENT

     Nationwide Life Insurance Company and certain of the Company's other subsidiaries are parties to a Master Repurchase Agreement (the "Master Repurchase Agreement") pursuant to which securities or other financial instruments are transferred between parties against the transfer of funds by the transferee for a period of time ending on a specific date or upon the demand of the transferor.

             PROPOSALS BY STOCKHOLDERS FOR THE 1999 ANNUAL MEETING

     The Company's Bylaws provide that in order to submit any business to or nominate any person for election to the Board of Directors, a stockholder must give written notice to the Secretary of the Company (containing certain information specified in the Bylaws) not less than 60 days and not more than 90 days prior to the first anniversary date of the Company's Proxy Statement in connection with the last annual meeting.

     These requirements are separate and apart from and in addition to the Securities and Exchange Commission's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended. For purposes of the Company's 1999 Annual Meeting, any stockholder who wishes to submit a proposal for inclusion in the Company's Proxy Statement must submit such proposal to the Secretary of the Company on or before December 1, 1998.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG Peat Marwick LLP served as independent accountants for 1997. Representatives of the firm are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from the stockholders.

                                 OTHER MATTERS

     The Board of Directors knows of no further business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by such proxy in accordance with the best judgment of the Company.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, BUT EXCLUDING EXHIBITS WILL BE MADE AVAILABLE WITHOUT CHARGE TO THE STOCKHOLDERS UPON WRITTEN REQUEST TO JOHN F. DELALOYE, ASSISTANT SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215.

PROXY
                      NATIONWIDE FINANCIAL SERVICES, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 1998

    The undersigned hereby constitutes and appoints Joseph J. Gasper, Lydia Micheaux Marshall and David O. Miller, each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Nationwide Financial Services, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at One Nationwide Plaza, Columbus, Ohio, on May 13, 1998, at 1:30 P.M., local time, and at any adjournment thereof, as follows:




      (Continued, and to be marked, dated and signed on the reverse side)

                                                                     SEE REVERSE
                                                                         SIDE

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                                 ANNUAL MEETING
                                       OF
                      NATIONWIDE FINANCIAL SERVICES, INC.


                            Wednesday, May 13, 1998
                                   1:30 P.M.
                              One Nationwide Plaza
                              Columbus, Ohio 43215


                                     AGENDA

              - ELECTION OF DIRECTORS
              - OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING

 ___
|   | Please mark your                                                |
| X | votes as in this                                                |    0945
|___| example.                                                        |____



        A vote FOR is recommended by the Board of Directors.

                     FOR    WITHHELD
   1. Election of                      Election of Class I Directors--NOMINEES:
      Directors                                 James G. Brooksmith, Jr.
                                                Henry S. Holloway
   For, except vote withheld from               James F. Patterson
     the following nominee(s):                  Gerald D. Prothro

   ______________________________

                                                This proxy will be voted as
                                                specified, if a choice is not
                                                specified, the proxy will be
                                                voted FOR each director listed.

                                                The undersigned hereby acknow-
                                                ledges receipt of the notice of
                                                Annual Meeting and the Proxy
                                                Statement, each dated March 31,
                                                1998.

                                                This proxy should be dated and
                                                signed by the stockholder
                                                exactly as his or her name
                                                appears herein and returned
                                                promptly in the enclosed
                                                envelope. Persons signing in
                                                a fiduciary capacity should so
                                                indicate.

                                                _______________________________

                                                _______________________________
                                                 SIGNATURE(S)            DATE

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